CANADIAN SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement, dated as of November 14, 2003 (the "Agreement"), is entered into by and between Medinex Systems, Inc., a Delaware corporation ("Parent"), Maxus (Nova Scotia) Company, a Nova Scotia Unlimited Liability Company, ("NovaScotiaco"), Maxus Holdings Inc., a corporation incorporated under the laws of the Province of Ontario ("Exchangeco"), 901133 Alberta Ltd. ("Maxus"), a corporation incorporated under the laws of the Province of Alberta and Medallion Capital Corporation ("Agent"), as attorney and agent for the shareholders of Maxus listed on Schedule A (the "Maxus Shareholders").

                                    RECITALS

         WHEREAS, the Boards of Directors of Parent and Maxus have each determined that it is advisable and in the best interests of their respective shareholders for Parent to acquire control of Maxus through an exchange of all of the issued and outstanding common shares of Maxus (the "Maxus Shares") for shares in Parent or Exchangeco upon the terms and conditions set forth herein (the "Acquisition");

         AND WHEREAS, pursuant to the Acquisition, by means of the various transactions described herein, each outstanding Maxus Share shall be exchanged for: (a) in the case of those Maxus Shareholders who are taxable Canadian persons, at their election, either (i) one (1) exchangeable share (an "Exchangeable Share") of Exchangeco or (ii) one (1) share of the common stock of Parent, $0.001 par value per share (a "Parent Common Share"); or (b) in the case of all other Maxus Shareholders, one (1) Parent Common Share;

         AND WHEREAS, pursuant to the terms of the Exchangeable Shares, the Support Agreement and the Voting and Exchange Agency Agreement (each as defined herein) by and between Parent, Exchangeco and the agent for holders of Exchangeable Shares, the Exchangeable Shares shall be exchangeable by the holders for shares of Parent Common Shares on a one-for-one basis at any time on or before a date ten years after the Effective Time (as defined herein);

         AND WHEREAS, the parties intend that the Acquisition shall also constitute a tax deferred transfer in accordance with the applicable provisions of the Income Tax Act (Canada) to certain shareholders of Maxus (the "Group B Shareholders") that are subject to taxation in Canada who elect to receive Exchangeable Shares;

         NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                    AGREEMENT

1.       Interpretation.

1.1      Definitions

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

         "Acquisition" -- as defined in the recitals to this Agreement.

         "Acquisition Shares" -- the Parent Common Shares issuable upon exchange of the Exchangeable Shares and issued directly to holders of Maxus Shares pursuant to the Share Exchange.

         "Applicable Contracts" -- any Contracts (a) under which a party has or may acquire any rights, (b) under which a party has or may become subject to any obligation or liability, or (c) by which a party or any of the assets owned or used by it is or may become bound.

         "Balance Sheet" -- as defined in Section 3.4 of this Agreement.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to cause such result to be achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

         "Canadian Securities Laws" -- the securities laws of each of the provinces of Canada in which Maxus Shareholders are resident.

         "Closing" -- as defined in Section 2.2 of this Agreement.

         "Closing Date" -- the date and time as of which the Closing actually takes place.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any approval, consent, license, permit, waiver, or other authorization by or under the authority of any Governmental Body or pursuant to any Legal Requirement or Contract).

         "Contract"  --  any  agreement,  contract,   obligation,   promise,  or
         undertaking (whether written or oral and whether express or implied) that is legally binding.

         "$"  and  "Dollars"--  United  States  dollars,   except  as  otherwise
         expressly indicated.

         "Effective Time" -- as defined in Section 2.2 of this Agreement.

         "Employee" -- any current employee, officer, or director of either of Maxus.

         "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Exchangeco" -- as defined in the first paragraph of this Agreement.

         "Exchangeable Shares" -- as defined in the recitals to this Agreement.

         "GAAP" -- generally accepted accounting principles, applied on a consistent basis in Canada or the United States, as the case may be.

         "Governmental Body" -- any:

         (a)      nation,   province,   state,   county,  city,  town,  village,
                  district, or other jurisdiction of any nature;

         (b) federal, provincial, state, local, municipal, foreign, or other government;

         (c)      governmental  or  quasi-governmental  authority  of any nature
                  (including  any  governmental  agency,   branch,   department,
                  official, or entity and any court or other tribunal);

         (d)      multi-national organization or body; or

         (e)      body exercising,  or entitled to exercise, any administrative,
                  executive,  judicial,  legislative,   police,  regulatory,  or
                  taxing authority or power of any nature.

         "Group A Shareholder" -- those Shareholders listed in Schedule B hereto, being U.S. and Canadian tax exempt Shareholders.

         "Group B Shareholder" -- those Shareholders listed in Schedule C hereto, being Canadian taxable Shareholders.

         "Intellectual Property Assets" -- as defined in Section 3.15(a) of this Agreement.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, "Knowledge" of such fact or other matter.

         "Legal Requirement" -- any federal, provincial, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Material Adverse Effect" -- (a) with respect to a material adverse effect on the businesses, assets, operations, results of operations or financial condition of Maxus and its Subsidiaries, taken as a whole, as compared to their respective unaudited financial statements as at and for the period ended September 30, 2003, (b) with respect to the Parent, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole, as compared to the Parent's unaudited financial statements as at and for the period ended September 30, 2003, and (c) with respect to any other Person (other than Maxus or the Parent), a material adverse effect on the businesses, assets, operations, results of operations or financial condition of such Person and its subsidiaries, taken as a whole; provided that any adverse effects arising from or relating to the following matters (individually and in the aggregate) shall be excluded in determining whether such a material adverse effect has occurred: (i) general economic conditions or conditions (including conditions in financial markets) generally prevailing in the industry or market segment in which the corporate entity and its subsidiaries conduct their respective businesses, (ii) the announcement or pendency of the Transactions or the closing or pendency of any publicly announced acquisitions or mergers by Parent of or with another company as of the date of this Agreement; and (iii) the taking by any party hereto of any action (or omission by any party hereto to take any action) at the request of or with the permission of the other parties to this Agreement.

         "Maxus Shareholders" - As defined in the first paragraph of this Agreement.

         "NovaScotiaco" -- as defined in the first paragraph of this Agreement.

         "Options" -- all outstanding options, warrants or other rights to purchase Maxus Shares granted by Maxus.

         "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict against Maxus, Parent or any Subsidiary thereof entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

         "Parent" -- as defined in the first paragraph of this Agreement.

         "Parent Common Shares" -- as defined in the recitals to this Agreement.

         "Parent   Preferred  Shares"  --  as  defined  in  Section5.3  of  this
         Agreement.

         "Parent Group" - Parent, NovaScotiaco, and Exchangeco

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labour union, or other entity or Governmental Body.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" -- collectively, the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to those Acts or any successor law.

         "Share Exchange" -- as defined in Section 2.1(b) of this Agreement.

         "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its "Subsidiaries".

         "Support Agreement" -- the Exchangeable Share Support Agreement, as defined in Section 9.3 of this Agreement.

         "Tax" or "Taxes" -- means (i) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
         (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

         "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Transactions"  --  all  of  the  transactions   contemplated  by  this
         Agreement, including:

         (a) the transactions described in Section 2.1 and the Parent Group's exercise of control over Maxus;

         (b) the execution, delivery, and performance of the Support Agreement, and the Voting and Exchange Agency Agreement; and

         (c) the performance by the Parent Group, Maxus and the Maxus Shareholders of their respective covenants and obligations under this Agreement.

         (d)      "U.S. Person" -- as defined in Section 4.4 of this Agreement.

         "Voting and Exchange Agency Agreement" -- as defined in Section 9.3 of this Agreement.

         "Voting Trust Agreement" - the Voting Trust Agreement made effective the 14th day of November 2003, among Maxus, the Agent and the Maxus Shareholders.

1.2      Schedules

         The following schedules and exhibits form part of this Agreement:

                  Schedule A    -   Holders of Maxus Shares

                  Schedule B    -   Group A Shareholders - U.S. and Canadian tax
                                    exempt Shareholders

                  Schedule C    -   Group B Shareholders - Canadian taxable
                                    Shareholders

                  Schedule D    -   Exchangeable Share Support Agreement

                  Schedule E    -   Voting and Exchange Agency Agreement

                  Exhibit 3.2   -   Consents

                  Exhibit 3.7   -   Liabilities

                  Exhibit 3.12  -   Legal proceedings

                  Exhibit 5.15  -   Intellectual Properties

                  Exhibit 5.21  -   Subsidiaries

                  Exhibit 11.8  -   President's Certificate

                  Exhibit 11.10 -   Board Representation

2.       The Transactions

2.1      Actions at Closing

         (a) Tender of Maxus Shares. At the Closing, each Group A Shareholder shall, pursuant to the terms of this Agreement, sell to NovaScotiaco all of the Maxus Shares held by such Group A Shareholder. Each Group B Shareholder shall, pursuant to the terms of this Agreement, sell to Exchangeco all of the Maxus Shares held by such Group B Shareholder.

         (b) Share Exchange. In consideration of the transfers described in paragraph (a) above, (i) Exchangeco shall issue to each Group B Shareholder of Maxus one Exchangeable Share for each Maxus Class A Share lawfully tendered by such Group B Shareholder, and 9,557,640 Exchangeable Shares for all 100 Class C Shares of Maxus and (ii) NovaScotiaco shall transfer to each Group A Shareholder one Parent Common Share for each Maxus Class A Share lawfully tendered by such Group A Shareholder (the "Share Exchange"); provided, however, that NovaScotiaco and Exchangeco shall be entitled to withhold that number (rounded up to the nearest whole share) of Exchangeable Shares or Parent Common Shares, as the case may be, equal to, but not in excess of (other than due to rounding), the amount of any withholding obligations of NovaScotiaco, Exchangeco or Parent under any Tax applicable to the Share Exchange.

         (c) Related Agreements. The following agreements shall be entered into by the following parties hereto:

                  (i) Parent, NovaScotiaco and Exchangeco shall enter into the Exchangeable Share Support Agreement in substantially the form attached hereto as Schedule D; and

                  (ii) Parent, Exchangeco and Agent, as the Attorney for the holders of Exchangeable Shares shall enter into a Voting and Exchange Agency Agreement in substantially the form attached hereto as Schedule E.

2.2      Closing

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 12 hereof, and subject to the satisfaction or waiver of the conditions set forth in Articles 10 and 11 hereof, the closing of the Transactions (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Articles 10 and 11 hereof, at the offices of Macleod Dixon LLP, BCE Place, Canada Trust Tower, 161 Bay Street, Suite 3900, Toronto, ON, M5J 2S7, unless another date, time or place is agreed to in writing by the parties hereto (such time, the "Effective Time"). At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.

2.3      Accounting Consequences

         It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a purchase under U.S. GAAP.

2.4      Tax Treatment

         It is intended that the Transactions shall generally constitute (i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the United States Internal Revenue Code of 1986, as amended) to Group A Shareholders or who are otherwise subject to taxation in the United States on the sale or exchange of Maxus Shares and (ii) a tax deferred reorganization for Canadian federal income tax purposes for owners of Maxus Shares who are residents of Canada for Canadian federal income tax purposes who receive Exchangeable Shares as a consequence of the Acquisition.

3.       Representations and Warranties of Maxus

         Maxus represents and warrants to Parent as follows in this Article 3.

3.1      Organization and Good Standing

         (a) Schedule A contains a complete and accurate list of each registered holder of Maxus Shares, the number of Maxus Shares held by each and the residence or principal place of business of each holder.

         (b) Maxus and each of its subsidiaries is a corporation duly incorporated and validly existing, and in good standing under the laws of the Province of Alberta , with all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all their obligations under its Applicable Contracts.

         (c) Maxus has made available or delivered to Parent a copy of its Organizational Documents, as currently in effect.

3.2      Authority; No Conflict

         (a) This Agreement has been duly authorized and validly executed and delivered by Maxus and constitutes the legal, valid, and binding obligation of Maxus, enforceable against Maxus in accordance with its terms. Maxus has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of Maxus and the Maxus Shareholders in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Maxus, or (B) any resolution adopted by the board of directors or the Maxus Shareholders;

                  (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Applicable Contracts; or

                  (iii)    result  in  the   imposition   or   creation  of  any
                           Encumbrance upon or with respect to any of the assets owned or used by Maxus.

         (c) Except as set out in Exhibit 3.2 Maxus will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

3.3      Capitalization

         The authorized equity securities of Maxus consist of an unlimited number of Class A Shares, Class B Shares and Class C Shares, of which 5,442,360 Class A Shares and 100 Class C Shares are issued and outstanding (the "Maxus Shares"). No legend or other reference to any purported Encumbrance appears upon any certificate representing Maxus Shares. All of the outstanding Maxus Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no Options or other Contracts to which Maxus is a party that relates to the issuance, sale, or transfer of any equity securities or other securities of Maxus. None of the outstanding equity securities or other securities of Maxus have been issued in violation of the Securities Act, the Canadian Securities Laws or any other Legal Requirement. Maxus does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4      Financial Statements

         Maxus has or will deliver to Parent (a) an unaudited consolidated balance sheet of Maxus as at September 30, 2003 and (b) an audited consolidated balance sheet as at November 30, 2002, (collectively, the "Balance Sheets") and the related unaudited consolidated statements of operations and deficit for the periods then ended. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of Maxus as at the respective date of and for the periods referred to in such financial statements, all in accordance with Canadian GAAP.

3.5      Title to Properties; Encumbrances

         Maxus owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in its Balance Sheets (except for assets held under capitalized leases disclosed or not required to be disclosed and personal property sold since the date of the Balance Sheets, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by it since the date of the Balance Sheets (except for personal property acquired and sold since the date of the Balance Sheets in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheets are free and clear of all Encumbrances except, with respect to all such properties and assets, mortgages or security interests shown on the Balance Sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists.

3.6      Accounts Receivable

         All accounts receivable of Maxus that are reflected on the accounting records of Maxus as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

3.7      No Undisclosed Liabilities

         Except as set forth in the Balance Sheets and Exhibit 3.7, Maxus has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.8      Tax Returns and Audits

         (a) Maxus has timely filed all federal, state, provincial, local and foreign returns, estimates, declarations, information statements and reports ("Returns") relating to Taxes required to be filed by it with any Tax authority, and such Returns are true and correct and have been completed in accordance with applicable law.

         (b) Maxus (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, shareholders or other third parties all Taxes and other deductions required to be withheld and have, within the time required by law, paid such withheld amounts to the proper governmental authorities.

         (c) Maxus has no liability for any unpaid Taxes which have not been accrued for or reserved on its Balance Sheets in accordance with Canadian gaap, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Balance Sheets in connection with the operation of the business of Maxus in the ordinary course.

         (d) Maxus has provided or will provide to Parent copies of all federal, provincial and state income, provincial goods and services and all state sales and use Tax Returns for Maxus that have been requested by Parent.

3.9      No Material Adverse Change.

         Since the date of the Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Maxus, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

3.10     Employees

         (a) There are no former Employees of Maxus to which Maxus has a continuing obligation under any pension or retirement plan.

         (b) Maxus is not currently party to, and since their inception Maxus have never been party to, any collective bargaining agreements or other labour Contracts covering any of their Employees. Since the inception of Maxus there has not been, there is not presently pending or existing, and, to Maxus' Knowledge, there is not Threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. To the Knowledge of Maxus, there is no employee who has any plans to terminate his or her employment with Maxus.

3.11     Compliance with Legal Requirements

         Maxus is, and at all times since its inception has been, in full compliance with each Legal Requirement, including privacy laws, that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

3.12     Legal Proceedings; Orders

         (a) Except as set out in Exhibit 3.12 there is no pending Proceeding that:

                  (i)      has been commenced by or against Maxus;

                  (ii) otherwise relates to the business of, or any of the assets owned or used by Maxus; or

                  (iii)    challenges,   or  that  may  have   the   effect   of
                           preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions;

         (b)      Except as set out in Exhibit  3.12 to the  Knowledge of Maxus,
                  (1) no such Proceeding has been Threatened by or against Maxus, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding by or against Maxus or any Maxus Shareholder; and

         (c) there is no Order to which Maxus, or any of the assets owned or used by of Maxus, are subject.

3.13     Contracts; No Defaults


         Each Applicable Contract is in full force and effect and is valid and enforceable against or by the applicable Company in accordance with its terms.

3.14     Insurance

         (a)      Maxus has delivered or will deliver to Parent:

                  (i) true and complete copies of all policies of insurance to which Maxus is a party or under which Maxus, or any director of Maxus, is or has been covered at any time within the two years preceding the date of this Agreement;

                  (ii) Maxus has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) Maxus has paid all premiums due and has otherwise performed all of its obligations under each policy to which it is a party or that provides coverage to Maxus or any director thereof.

                  (iv) Maxus has given notice to the insurer of all claims that may be insured thereby.

3.15     Intellectual Property

         (a) Intellectual Property Assets-- The term "Intellectual Property Assets" with respect to Maxus means:

                  (i) Maxus' name, and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii)    all   copyrights   in  both   published   works   and
                           unpublished works (collectively, "Copyrights"); and

                  (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets").

         (b) Know-How Necessary for the Business. The Intellectual Property Assets of Maxus are all those necessary for the operation of Maxus' businesses as they are currently conducted. Maxus is the owner of all right, title, and interest in and to or a licensee of, each of its Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

         (c)      Patents. There are no patents held by Maxus.

         (d)      Trade Secrets.

                  (i) Maxus has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                  (ii) Maxus has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Maxus, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Maxus. No Trade Secrets is subject to any adverse claim or has been challenged or Threatened in any way.

3.16     Disclosure

         No representation or warranty of Maxus in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.       Representations and Warranties of the Maxus Shareholders

         The Agent, as agent for and on behalf of the Maxus Shareholders pursuant to the Voting Trust Agreement, represents and warrants to Parent severally and not jointly and only insofar as such representations and warranties apply to such Maxus Shareholder (and, in the case of the Agent's representations and warranties, the other Maxus Shareholders), as follows:

4.1      Organization and Good Standing

         (a) Each Maxus Shareholder is the sole record and beneficial owner of the number of Maxus Shares set forth next to his, her or its name on Schedule A, and such Maxus Shares are not and will not at any time prior to or at the Closing be subject to any lien or to any rights of first refusal of any kind. Each Maxus Shareholder has good and valid title to, and has the sole right to transfer such Maxus Shares. The Maxus Shares listed on Schedule A constitute all of the Maxus Shares owned, beneficially or of record, by the Maxus Shareholder. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which a Maxus Shareholder is a party or by which he, she or it is bound obligating such Maxus Shareholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Maxus Shares or obligating such Maxus Shareholder to grant or enter into any such option, warrant, call, right, commitment or agreement and there will be no such agreements at any time prior to or at the Closing.

         (b) For each Maxus Shareholder that is a corporation or unincorporated entity, such Maxus Shareholder is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

4.2      Authority; No Conflict

         (a) This Agreement has been duly authorized and validly executed and delivered on behalf of each of the Maxus Shareholders by the Agent pursuant to the Voting Trust Agreement, and constitutes the legal, valid, and binding obligation of each of the Maxus Shareholders, enforceable against each of the Maxus Shareholders in accordance with its terms. Each of the Maxus Shareholders has all necessary power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of the Maxus
                  Shareholders in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Maxus Shareholder, or (B) any resolution adopted by the board of directors or the stockholders of any Maxus Shareholder;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Maxus Shareholder or any of the assets owned or used by any Maxus Shareholder, may be subject; or

                  (iii)    result  in  the   imposition   or   creation  of  any
                           Encumbrance upon or with respect to any of the assets owned or used by any Maxus Shareholder.

         (c) No Maxus Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

4.3      Acknowledgment of Restrictions

         Each Maxus Shareholder further understands that the issuance of Parent Common Shares or Exchangeable Shares to it will not be qualified by prospectus under Canadian provincial securities legislation and that such shares will be subject to resale restrictions under applicable Canadian provincial and United States federal and state securities laws.

4.4      Non-U.S. Person

         Each Group B Shareholder is not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act and is not acquiring the Exchangeable Shares or the Parent Common Shares issued pursuant to the Share Exchange for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if:
(A) organized or incorporated  under the laws of any foreign  jurisdiction;  and
(B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

5.       Representations and Warranties of Parent

         Parent warrants and represents to Maxus and the Maxus Shareholders as follows (it being acknowledged that Maxus and the Maxus Shareholders are entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Parent, constitutes a condition precedent to the obligations of Maxus and the Maxus Shareholders hereunder).

5.1      Organization and Good Standing

         Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. NovaScotiaco is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Exchangeco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Each member of the Parent Group has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

5.2      Authority No Conflict

         This Agreement has been duly authorized, executed and delivered by and constitutes the legal, valid, and binding obligation of each member of the Parent Group, enforceable against each of them in accordance with its terms. Upon the execution and delivery by the Parent Group of the Voting and Exchange Agency Agreement and the Support Agreement, each of such agreements executed by such member of the Parent Group will constitute the legal, valid, and binding obligations of such member of the Parent Group, enforceable against such member of the Parent Group in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each member of the Parent Group has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement and to perform its obligations under this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement.

         (a) Neither the execution and delivery of this Agreement, the Voting and Exchange Agency Agreement, or the Support Agreement by Parent nor the consummation or performance of any of the Transactions by the Parent Group will directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any member of the Parent Group, or (B) any resolution adopted by the board of directors or the stockholders of any member of the Parent Group; or

                  (ii) any Contract to which any member of the Parent Group is a party or by which any member of the Parent Group may be bound.

         (b) Except for the approval of Parent's board of directors, Parent will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement or the consummation or performance of any of the Transactions.

5.3      Capitalization

         The authorized capital stock of Parent consists of 50,000,000 Parent Common Shares $0.001 par value per share. Immediately after Closing approximately 21,000,000 Parent Common Shares will be outstanding, including Exchangeable Shares of Exchangeco. No Parent Common Shares are held by Parent in its treasury. All outstanding Parent Common Shares will be at Closing validly issued, fully paid, non-assessable and free of preemptive rights. The Parent Common Shares and the Exchangeable Shares, when issued and delivered in accordance with the terms of this Agreement and the Support Agreement (in the case of the Parent Common Shares issuable in respect of the Exchangeable Shares), will have been duly authorized and validly issued, fully paid and non-assessable. The issuance of the Exchangeable Shares and the Acquisition Shares will have been duly authorized and validly issued, fully- paid and non-assessable, and will be exempt from the prospectus and registration requirements of the Canadian Securities Laws, in each case without qualification with or approval of or the obtaining of any further order, ruling or consent from any Governmental Body or regulatory authority under Canadian federal or provincial laws.

5.4      Certain Proceedings

         There is no pending Proceeding that has been commenced against any member of the Parent Group or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Parent's Knowledge, no such Proceeding has been Threatened.

5.5      No Material Adverse Change

         Since September 30, 2003, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Parent, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

5.6      Bankruptcy Plan

         Parent is in compliance with its plan of bankruptcy in all material respects, and is subject to its obligation to redeem certain share lots under 10 presented and payable at the rate of $0.05 per share.

5.7      Financial Statements and No Material Changes

         Parent has provided copies of its audited balance sheets, statement of expense and statements of cash flows as of December 31, 2002, and the unaudited balance sheets, statements of expense and statement of cash flows as of September 30, 2003 (the "Parent Financial Statements"). The Parent Financial

Statements were carefully prepared from the books and records of Parent, and contain the footnotes which are required in audited financial statements, present fairly the financial position, assets and liabilities of Parent and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with GAAP applied on a consistent basis. The Parent Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments. Since September 30, 2003, there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Parent whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Parent and to the best knowledge, information and belief of Parent, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

5.8      Books and Records

         The minute books of Parent, all the contents of which have been previously made available to Maxus and its representatives, contain accurate records of all meetings of, and action taken by (including action taken by written consent) the shareholders and its Board of Directors. Parent does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent.

5.9      Leases

         Parent does not lease any properties.

5.10     Material Contracts

         Parent is not bound by:

         (a) any agreement, contract or commitment relating to the employment of any person by Parent, or any bonus, deferred compensation, pension, profit sharing, employee option, employee stock purchase, retirement or other employee benefit plan;

         (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its shares;

         (c) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

         (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

         (e) any management service, consulting or any other similar type contract;

         (f) any agreement, contract or commitment limiting the freedom of Parent to engage in any line of business or to compete with any Person;

         (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $5,000 or more and is not cancelable without penalty or premium within 30 days; or

         (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of Parent; or

         (i) any agreement, contract or commitment not reflected in the Parent Financial Statement under which Parent is obligated to make cash payments of, or deliver products or render services with a value greater than $5,000, or receive cash payments of, or receive products or services with a value greater than $5,000, and any other agreement, contract or commitment which is material to the conduct of the business of Parent.

5.11     Restrictive Documents

         Except for requirements by federal and state securities laws, Parent is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of Parent or any of its assets or property ("Parent's Property"), or which would prevent consummation of the transactions contemplated by this Agreement or the continued operation of "Parent's Business" after the date hereof or the Closing on substantially the same basis as heretofore operated or which would restrict the ability of Parent to conduct business in any area.

5.12     Taxes

         Parent has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Parent. Such returns and reports reflect accurately all liability for taxes of Parent for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, Parent, has been fully paid and fully provided for in the books and Parent Financial Statements. No examination of any tax return of Parent is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Parent.

5.13     Liabilities

         Parent on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Parent Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to September 30, 2003 in the ordinary course of business not exceeding $5,000 in the aggregate; the reserves reflected in the Parent Financial Statements are adequate, appropriate and reasonable. Parent is not in default in respect of the terms or conditions of any indebtedness.

5.14     Insurance

         Parent does not maintain any insurance policies.

5.15     Intellectual Properties

         The operation of the business of Parent requires no rights under Intellectual Property other than rights under Intellectual Property listed on
Exhibit 5.15 attached hereto. Since inception of Parent, the business of Parent has not made use of Intellectual Property rights other than rights listed on
Exhibit 5.15. Parent owns all right, title and interest in the Intellectual Property listed on Exhibit 5.15. No claim adverse to the interests of Parent in the Intellectual Property has been made in litigation. To best knowledge, information and belief of Parent, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of Parent in any of the Intellectual Property. No litigation is pending wherein Parent is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of Parent, no such claim has been asserted or threatened against Parent, nor are there any facts that would give rise to such a claim.

5.16     Compliance with Laws and SEC Filings

         Parent is not in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting Parent's
Business or properties, the violation of which would have a material adverse effect on the business assets or prospects of Parent. Parent is not in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator
(including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act). Parent does not require any Permit to conduct its business. Parent is in compliance with and has timely made all filings required by the Securities Act.

5.17     Employment Relations

         Parent is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Parent is currently pending before the National Labor Relations Board or similar authority nor has such a complaint been pending in the last two years. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Parent nor has one existed during the last two years. There is no grievance which might have an adverse effect upon Parent or the conduct of Parent's Business. Parent is not a party to and has never been a party to any union, collective bargaining agreement or similar agreement with respect to the employees of Parent.

5.18     Employee Benefit Plans

         Parent does not and has not maintained any Employee Welfare Plans or Employee Pension Plan.

5.19     Environmental Laws and Regulations

         Parent has not generated, transported or disposed of any hazardous material since inception. Parent does not have hazardous materials at any site or facility operated presently or at any previous time by Parent. Parent is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of hazardous materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting hazardous materials. Parent has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which Parent reasonably expects could form the basis for the assertion of any environmental claim against Parent relating to environmental matters including, but not limited to, any environmental claim arising from past or present environmental practices asserted under CERCLA and RCRA, or any other federal, state or local environmental statute, which Parent believes might have an adverse effect on the business, results of operations, financial condition or prospects of Parent taken as a whole.

5.20     Certain Business Practices

         No officer, director, employee, agent or other representative of Parent, has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Parent in connection with an actual or proposed transaction.

5.21     Subsidiaries

         As of the Closing, Parent shall have no subsidiaries or interest in any corporation, partnership, joint venture or other entity other than as listed on
Exhibit 5.21.

5.22     Disclosure

         Neither this Agreement, nor the Parent Financial Statements referred to in Section 5.7 hereof, any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Parent or by or on behalf of any of Parent's directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Parent which could materially and adversely affect the business, prospects or financial condition of Parent or its properties or assets, which has not been set forth in this Agreement, the Parent Financial Statements referred to in
Section 5.7 hereof (including the footnotes thereto), any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Maxus Shareholder or by or on behalf of any of Parent's directors or officers in connection with the transactions contemplated by this Agreement.

6.       Representations Of Exchangeco

         Exchangeco  hereby  represents  and  warrants  to Maxus  and the  Maxus
Shareholders as follows (it being acknowledged that Maxus and the Maxus Shareholders are entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Exchangeco, constitutes a condition precedent to the obligations of Maxus and the Maxus Shareholders hereunder).

6.1      Existence and Good Standing

         Exchangeco is a corporation duly organized, validly existing and in good standing under the laws of Ontario. Exchangeco has the power to own or lease its properties and assets and to carry on its business as now being conducted. Exchangeco is not qualified to do business in any foreign jurisdiction.

6.2      Capitalization

         Exchangeco currently has outstanding 100 shares of common stock and no shares of preferred stock. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Exchangeco Stock, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of capital stock of Exchangeco, other than the exchange of the Exchangeco Stock as contemplated by this Agreement.

6.3      Approval of the Agreement

         The Board of Directors of Exchangeco has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby. The approval of the shareholders of Exchangeco shall not be required to approve, authorize, or enter into the Agreement or the transaction contemplated hereby.

6.4      Validity of Exchangeco Stock

         The shares of Exchangeco Stock to be issued hereunder, when issued shall have been duly authorized and validly issued and fully paid and nonassessable.

7.       Representations Of NovaScotiaco

         NovaScotiaco hereby jointly and severally represents and warrants to Maxus and the Maxus Shareholders as follows (it being acknowledged that Maxus and the Maxus Shareholders are entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of NovaScotiaco, constitutes a condition precedent to the obligations of Maxus and the Maxus Shareholders hereunder).

7.1      Existence and Good Standing

         NovaScotiaco is a corporation duly organized, validly existing and in good standing under the laws of Nova Scotia. NovaScotiaco has the power to own or lease its properties and assets and to carry on its business as now being conducted. NovaScotiaco is not qualified to do business in any foreign jurisdiction.

7.2      Capitalization

         NovaScotiaco currently has outstanding 100 shares of common stock and no shares of preferred stock. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for the NovaScotiaco Stock, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of capital stock of NovaScotiaco, other than the exchange of the NovaScotiaco Stock as contemplated by this Agreement.

7.3      Approval of the Agreement

         The Board of Directors of NovaScotiaco has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby. The approval of the shareholders of NovaScotiaco shall not be required to approve, authorize, or enter into the Agreement or the transaction contemplated hereby.

7.4      Validity of NovaScotiaco Stock

         The shares of NovaScotiaco Stock to be issued hereunder, when issued shall have been duly authorized and validly issued and fully paid and nonassessable.

8.       Covenants of Maxus

8.1      Access and Investigation

         Maxus will (a) afford Parent and its Representatives full and free access to Maxus personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and its Representatives with such additional financial, operating, and other data and information as Parent may reasonably request.

8.2      Operation of the Businesses of Maxus

         Maxus will conduct the business of Maxus only in the Ordinary Course of Business.

8.3      Negative Covenant

         Except as otherwise expressly permitted by this Agreement, Maxus will not, without the prior written consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events referred to in Section 3.9 is likely to occur.

8.4      Required Approvals

         Maxus will make all filings required by Legal Requirements to be made by them in order to consummate the Transactions. Maxus will (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the Transactions, and (b) cooperate with Parent in obtaining any Consents that may be required.

8.5      Best Efforts

         Maxus will use its Best Efforts to cause the conditions in Articles 10 and 11 to be satisfied as soon as reasonably practicable.

9.       Covenants of Parent Group

9.1      Approvals of Governmental Bodies

         As promptly as practicable after the date of this Agreement, Parent will make all filings required by Legal Requirements to be made by it to consummate the Transactions. Parent will (i) cooperate with Maxus with respect to all filings Maxus is required by Legal Requirements to make in connection with the Transactions, and (ii) cooperate with Maxus in obtaining any consents that may be required.

9.2      Best Efforts

         Parent will use its Best Efforts to cause the conditions in Articles 10 and 11 to be satisfied as soon as reasonably practicable.

9.3      Support Agreement and Voting and Exchange Agency Agreement

         Prior to the Effective Time, Parent Group shall execute and deliver the Exchangeable Share Support Agreement substantially in the form of Schedule D (the "Support Agreement") and Parent and Exchangeco shall execute and deliver the Voting and Exchange Agency Agreement substantially in the form of Schedule E (the "Voting and Exchange Agency Agreement"). Parent agrees to issue a Special Preferred Voting Share with the rights set out in the Voting and Exchange Agency Agreement.

9.4      Canadian Securities Compliance

         Parent shall use its Best Efforts to obtain all orders required from the applicable Canadian securities commissions or similar regulatory authorities to permit the issuance and first resale of (a) the Exchangeable Shares and Parent Common Shares issued pursuant to the Transactions, and (b) the Acquisition Shares (the "Canadian Securities Orders"), in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any further order, ruling or consent from, any Governmental Body or regulatory authority under any Canadian federal, provincial or territorial securities or other laws or pursuant to the rules and regulations of any regulatory authority administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such resales, any restrictions on transfer by reason of a holder being a "control person" of Parent, Exchangeco or NovaScotiaco for purposes of Canadian provincial securities laws).

9.5      Canadian Approvals

         Maxus and Parent each shall use Best Efforts to file all notices and information (if any) required under (i) the Investment Canada Act (Canada) and
(ii) Part IX of the Competition Act (Canada).

10.      Conditions Precedent to Parent's Obligation to Close

         Parent's obligation to consummate the Transactions and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

10.1     Accuracy of Representations

         All of the representations and warranties of Maxus in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

10.2     Performance by Maxus.

         All of the covenants and obligations that Maxus is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

10.3     No Proceedings.

         Since the date of this Agreement, there must not have been commenced or Threatened against Maxus or the Maxus Shareholders, or against any Person affiliated with either of them, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

10.4     No Prohibition.

         Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

11. Conditions Precedent to Maxus' and the Maxus Shareholders' Obligation to Close

         Maxus' and the Maxus Shareholders' obligation to consummate the Transactions and to take the actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Maxus and the Maxus Shareholders, in whole or in part):

11.1     Accuracy of Representations

         All of Parent's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

11.2     Parent's Performance

         All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

11.3     Consents

         Parent and Maxus must have received all Consents necessary to complete the Transactions in form and substance satisfactory to Maxus, the Shareholders and their counsel.

11.4     Opinion

         Maxus and the Maxus Shareholders shall have received an opinion dated the Closing Date from counsel to Parent in form, content and scope satisfactory to Maxus, the Maxus Shareholders and their counsel with respect to: the incorporation and existence of Parent; the authorized and issued capital of Parent; the due authorization , execution and delivery by Parent of this Agreement, the Support Agreement and the Voting and Exchange Agency Agreement; the validity of the issuance of the Parent Common Shares and the Exchangeable Shares issuable pursuant to the Share Exchange; the due authorization of the issuance of Parent Common Shares upon the exchange, redemption or retraction of the Exchangeable Shares, the compliance with Parent's bankruptcy plan; and such other matters as counsel to Maxus and the Maxus Shareholders may reasonably request.

11.5     Additional Documents

         Parent must have caused executed copies of the Support Agreement and the Voting and Exchange Agency Agreement to be delivered to Maxus and each of such agreements shall be in full force and effect

11.6     No Proceedings

         Since the date of this Agreement, there must not have been commenced or Threatened against the Parent, or against any Person affiliated with the Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

11.7     No Injunction

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement

11.8     President's Certificate

         Parent shall have delivered to the Maxus Shareholders a President's certificate, attached hereto as Exhibit 11.8, with the following attached as exhibits:

         (a) copies of its Articles of Incorporation, including all amendments thereto, certified by the Secretary of Parent, Exchangeco or NovaScotiaco, as appropriate, and its Bylaws, including all amendments thereto;

         (b) copies of resolutions of its Board of Directors approving this Agreement; and

         (c) certificates from the appropriate authority to the effect that Parent, Exchangeco, or NovaScotiaco as appropriate, is in good standing in such jurisdiction and listing all charter documents, including all amendments thereto, on file.

11.9     Procedures

         All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Maxus and its counsel, and Maxus shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

11.10    Board Representation

         At Closing and pursuant to a written consent to action of the Board of Directors of Parent in the form attached hereto as Exhibit 11.10, the Board of Directors of Parent (a) shall appoint Michelle Whatmore as a member of the Board of Directors, and (b) all existing directors shall resign as officers and directors of Parent.

11.11    Resignation of Auditors

         Parent shall have delivered a resignation letter from its auditors, to be effective 10 days from the Closing Date, unless waived in writing by Maxus.

11.12    Shareholder List

         Parent and Exchangeco shall deliver as soon as practicable a certified shareholder list evidencing the effects of the issuance of the shares of Parent Common Shares to the Maxus Shareholders.

11.13    Balance Sheet

         Parent shall have used the cash reflected in Parent's September 30, 2003 Balance Sheet to pay all outstanding liabilities as of the Closing or shall have received waivers from creditors agreeing to waive any debts owed. As of the date of this Agreement, Parent and Exchangeco shall have no liabilities, contingent or otherwise.

11.14    OTC Bulletin Board

         Parent is and shall remain eligible for quotation on the OTC Bulletin Board under the symbol MNXS.OB.

12.      Termination

         This Agreement may, by notice given prior to or at the Closing, be terminated: by either Parent, on the one hand, or Maxus, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived.

13.      General Provisions

13.1     Expenses and Liability

         (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

         (b)      In the event of  termination  of this  Agreement  pursuant  to
                  Article 12, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2     Public Announcements

         Any public announcement or similar publicity with respect to this Agreement or the Transactions will be issued with the approval of both Parent and Maxus.

13.3     Confidentiality

         Parent and Maxus will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Parent and Maxus to maintain in confidence, any written information stamped "confidential" when originally furnished by one party to another party in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

13.4     Notices

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Maxus:                  Maxus Technology Inc.
                                 3019 - 16 St. N.E.
                                 Calgary, AB T2E 7K8

                                 Attention: Mr. James Ross
                                 Facsimile: (403) 255-3362

         with a copy to:         Macleod Dixon LLP
                                 Suite 3900, Canada Trust Tower
                                 BCE Place
                                 161 Bay Street, P.O. Box 505
                                 Toronto, Ontario M5J 2S1

                                 Attention: Richard Lachcik
                                 Facsimile No.: (416) 360-8277

         Parent or any member
         of the Parent Group:    HESKETT & HESKETT
                                 501 South Johnstone, Suite 501
                                 Bartlesville, Oklahoma 74003

                                 Attention: John Heskett, Esq.
                                 Facsimile No.: (918) 336-3152

13.5     Further Assurances

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.6     Waiver

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7     Entire Agreement and Modification

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

13.8     Assignments, Successors, and No Third-Party Rights

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

13.9     Severability

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10    Section Headings, Construction

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

13.11    Time of Essence

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12    Governing Law

         This Agreement will be governed in accordance with, and the parties hereby attorn to, the laws of the Province of Ontario, Canada. The parties unconditionally attorn to the courts of the Province of Ontario exclusively in respect of any dispute of any kind relating to the terms of this Agreement.

13.13    Counterparts

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                    MEDINEX SYSTEMS, INC.


                                    By: /s/ Colin Christie
                                       -----------------------------------------

                                    Name: Colin Christie
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------




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


                                    MAXUS (NOVA SCOTIA) COMPANY

                                    By: /s/ James Ross
                                       -----------------------------------------

                                    Name: James Ross
                                         ---------------------------------------

                                    Title: Secretary
                                          --------------------------------------



                                    MAXUS HOLDINGS INC.


                                    By: /s/ S. Kelley
                                       -----------------------------------------

                                    Name: S. Kelley
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------



                                    901133 ALBERTA LTD.

                                    By: /s/ Shelley Whatmore
                                       -----------------------------------------

                                    Name: Shelley Whatmore
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------



                                    MEDALLION CAPITAL CORPORATION


                                    By: /s/ S. Kelley
                                       -----------------------------------------

                                    Name: S. Kelley
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------








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